CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Financial Dynamics
Christine Mohrmann, Bob Joyce
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FIRST QUARTER 2007 RESULTS

--First Quarter Adjusted Sales Increase 19.7% --
-- Year-Over-Year Order Growth of 21.5% --

ATLANTA, Georgia, April 25, 2007 - Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings and fabrics company, today announced results for the first quarter ended April 1, 2007.

Sales for the first quarter of 2007 increased 19.7% to $279.3 million from sales of $233.3 million in the year ago period, after exclusion of revenues from the Company’s European fabrics business that were present in the first quarter of 2006. Including the European fabrics business, which was sold in April 2006, sales increased 11.4% from $250.6 million in the first quarter of 2006.

Excluding certain one-time items (detailed below) from each period, operating income for the first quarter of 2007 increased 24% to $24.2 million, or 8.7% of sales, from $19.5 million, or 8.4% of sales, in the first quarter of last year. The one-time items in the first quarter of 2007 were an impairment charge of $48.3 million related to the Company’s U.S. fabrics business and a $1.9 million loss on the disposal of assets in its specialty products business, while the one-time items in the first quarter of 2006 were the results from the Company’s European fabrics business and a $3.3 million restructuring charge relating to its U.S. fabrics business. Including those items, the Company reported an operating loss for the 2007 first quarter of $26.0 million, compared with an operating loss of $3.3 million in the same period in 2006. Net loss was $40.6 million, or $0.68 per share, in the 2007 first quarter, versus a net loss of $17.1 million, or $0.32 per share, in the 2006 first quarter. (Please see the attached tables for a reconciliation of GAAP and non-GAAP results.)

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INTERFACE REPORTS FIRST QUARTER 2007 RESULTS

“Setting aside the one-time charges, we had a great start to 2007, even though the first quarter seasonally has been our slowest time of the year,” said Daniel T. Hendrix, President and Chief Executive Officer. “Our improving sales performance reflects the success we are experiencing across our primary market segments, as growth in our non-office commercial segments, and particularly in hospitality and education facilities, outpaced the growth of the recovering corporate office market. Perhaps the most exciting news, though, is that orders received during the quarter were up 21.5% to $288 million, which is the highest mark reached in more than six years.”

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “Our modular carpet business was the principal driver of our growth, with sales increasing 24% and orders increasing 26% compared with the same period last year. Sales of modular carpet increased across all key regions, with the Americas and Europe leading the way, as we built upon our leadership position in this growing market category. The strong sales performance in modular carpet resulted in excellent profitability growth for the business. We also continued to see robust sales improvement in our Bentley Prince Street business, which was up 24% and continued to gain market share. Bentley Prince Street’s operating income doubled over the prior year, despite some isolated manufacturing inefficiencies due to a changeover in materials processing, and we expect to see further profitability growth throughout 2007. We were disappointed with the performance of our fabrics business, which reported an operating loss during the quarter due to costs associated with headcount reductions and continued manufacturing inefficiencies resulting from our plant consolidation program. While we are continuing with our plans to improve the performance of this business, we also are exploring possible strategic options, and our analyses have led us to conclude that it is necessary to record an impairment charge for the first quarter.”

Mr. Hendrix concluded, “The outlook for our core businesses remains very positive, and we have positioned ourselves well to benefit from the market opportunities we helped create and are now seeing come to fruition. Specifically, we are benefiting from the secular market shift toward modular carpet and the continuing recovery of the office market. Further, our segmentation strategy has been successful and we are benefiting from our presence in these other commercial and residential markets, on a global basis. Looking forward, we remain optimistic about the strength of the office market, especially in the U.S. and Europe, the prospects for our segmentation strategy to further drive sales growth across our key markets, and the progress of our product introductions in the residential market. Through the first three weeks of our second quarter, sales and order activity continue to be strong.”

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INTERFACE REPORTS FIRST QUARTER 2007 RESULTS

The Company will host a conference call tomorrow, April 26, 2007, at 9:00 a.m. Eastern Time, to discuss its first quarter 2007 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1533916 or through the Company’s website at http://www.interfaceinc.com/results/investor/. The archived version of the webcast will be available at these sites for one year beginning approximately 1 hour after the call ends.

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value. The Company is the world’s largest manufacturer of modular carpet under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market. The Company’s InterfaceFabric business is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Chatham and Terratex brands, and provides specialized automotive textile solutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.” Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

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INTERFACE REPORTS FIRST QUARTER 2007 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	04/01/07	04/02/06

Net Sales	$279,283	$250,634
Cost of Sales	191,108	171,652
Gross Profit	88,175	78,982
Selling, General & Administrative Expense	64,029	58,302
Impairment of Intangible Assets	48,322	20,712
Loss on Disposition - Specialty Products	1,873	--
Restructuring Charges	--	3,260
Operating Loss	(26,049)	(3,292)
Interest Expense	9,120	11,232
Other Expense (Income), Net	436	528
Loss Before Taxes	(35,605)	(15,052)
Income Tax Expense	5,011	2,030
Loss from Continuing Operations	(40,616)	(17,082)
Discontinued Operations, Net of Tax	--	(6)
Loss on Disposal, Net of Tax	--	--
Net Loss	$(40,616)	$(17,088)

Loss Per Share - Basic:
Continuing Operations	$(0.68)	$(0.32)
Discontinued Operations	--	--
Loss on Disposal	--	--
Loss Per Share - Basic	$(0.68)	$(0.32)

Loss Per Share - Diluted:
Continuing Operations	$(0.68)	$(0.32)
Discontinued Operations	--	--
Loss on Disposal	--	--
Loss Per Share - Diluted	$(0.68)	$(0.32)

Common Shares Outstanding - Basic	59,951	52,608
Common Shares Outstanding - Diluted	59,951	52,608

Orders from Continuing Operations*	288,474	237,455

Continuing Operations Backlog (as of 04/01/07 and 04/02/06,	119,185	101,700
respectively)*

* Prior year figures have been adjusted for the sale of the European Fabrics business.

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Consolidated Condensed Balance Sheets
(In thousands)	04/01/07	12/31/06
Assets
Cash	$64,724	$110,220
Accounts Receivable	158,161	159,430
Inventory	160,893	147,963
Other Current Assets	29,972	28,776
Assets of Businesses Held for Sale	1,590	2,570
Total Current Assets	415,340	448,959
Property, Plant & Equipment	195,455	188,725
Other Assets	253,906	290,656
Total Assets	$864,701	$928,340

Liabilities
Accounts Payable	$62,831	$56,601
Accrued Liabilities	81,624	101,493
Liabilities of Businesses Held for Sale	1,362	1,512
Long-Term Debt	--	--
Senior and Senior Subordinated Notes	395,665	411,365
Other Long-Term Liabilities	87,193	82,975
Total Liabilities	628,675	653,946
Shareholders’ Equity	236,026	274,394
Total Liabilities and Shareholders’ Equity	$864,701	$928,340

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	04/01/07		04/02/06

Net Loss		$(40.6)		$(17.1)
Depreciation and Amortization		8.6		8.2
Deferred Income Taxes and Other Non-Cash Items		(1.0)		(0.2)
Impairment of Assets, Disposals and Restructuring Charges		50.2		23.4
Change in Working Capital
Accounts Receivable	0.6		(5.0)
Inventories	(13.9)		(19.8)
Prepaids	(0.7)		(4.2)
Accounts Payable and Accrued Expenses	(15.2)		(17.2)
Cash Used in Operating Activities		(12.0)		(31.9)
Cash Used in Investing Activities		(18.2)		(11.1)
Cash Used in/Provided by Financing Activities		(15.5)		11.7
Effect of Exchange Rate Changes on Cash		0.2		0.4
Net Increase (Decrease) in Cash		$(45.5)		$(30.9)

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INTERFACE REPORTS FIRST QUARTER 2007 RESULTS

Consolidated Condensed Segment Reporting	Three Months Ended
(In millions)	04/01/07	04/02/06	% Change

Net Sales
Modular Carpet	$205.2	$165.9	23.7%
Bentley Prince Street	36.1	29.1	23.9%
Fabrics Group	35.8	52.5	(31.8%)
Specialty Products	2.2	3.1	(30.4%)
Total	$279.3	$250.6	11.4%

Operating Income (Loss)
Modular Carpet	$26.8	$20.7
Bentley Prince Street	1.0	0.5
Fabrics Group	(50.3)	(23.4)
Specialty Products	(1.8)	0.1
Corporate Expenses and Eliminations	(1.7)	(1.2)
Total	$(26.0)	$(3.3)

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures
(In thousands, except per share data)

	Three Months Ended 04/01/07	Three Months Ended 04/02/06
Operating Income, Excluding Impairment, European Fabrics Operations, Loss on Disposal and Restructuring Charges	$24,146	$19,544
Impairment of Assets	(48,322)	--
European Fabrics Operations	--	(19,576)
Loss on Disposal - Specialty Products	(1,873)	--
Restructuring Charge	--	(3,260)

Operating Loss, as reported	$(26,049)	$(3,292)

	Three Months Ended 04/01/07	Three Months Ended 04/02/06

Net Sales, Excluding European Fabrics	$279,283	233,343
Sales- European Fabrics	--	17,291

Net Sales, as reported	$279,283	$250,634

	Three Months Ended 04/01/07	Three Months Ended 04/02/06
Fabrics Segment Operating Loss Excluding Impairment, European Fabrics Operations and Restructuring Charge	$(2,035)	$	(542)
Impairment of Assets	(48,322)		--
European Fabrics Operations	--		(19,576)
Restructuring Charge	--		(3,260)

Fabrics Segment Operating Loss,
As Reported	$(50,357)		$(23,378)

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to the current period relative to the comparable prior period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

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